Exhibit 99.1

Watsco Reports Record-Breaking Third Quarter

Sales, Operating Income, Net Income and EPS at Record Levels

Improved Productivity and Operating Efficiency Drive Record Operating Margin;

Strong Balance Sheet Well-Positioned for Investment

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 19, 2023 – Watsco, Inc. (NYSE: WSO) announced its results for the third quarter and nine-month period ended September 30, 2023. Third quarter records were achieved for sales, operating income, operating margin, net income and earnings per share. The Company also provided commentary on trends, growth opportunities, technology innovation and its financial strength.

Through its entrepreneurial and technology-driven culture, Watsco has established itself as the largest participant in the highly fragmented $50+ billion North American HVAC/R distribution market. Since entering distribution in 1989, sales and operating income have grown at compounded annual growth rates (CAGRs) of 15% and 19%, respectively, reflecting strong and consistent performance across various macroeconomic and industry cycles. Over this period, Watsco’s dividends have grown at a 21% CAGR while maintaining a healthy balance sheet and strong cash flow.

Highlights Related to Third Quarter and Nine-Month Performance

Watsco’s strong performance in 2023 comes against the backdrop of record-breaking comparable performance in 2022, when sales and EPS grew 19% and 36%, respectively, for the nine-month period ended September 30, 2022 versus the same period in 2021 (14% sales growth and 11% EPS growth for the comparative third quarter). Last year’s outperformance was driven by robust replacement demand, above-average OEM pricing actions and relatively stronger end-markets. In contrast, OEM pricing actions in 2023 have been more moderate and unit volumes have reflected more conventional rates of replacement. 2023 results also reflect benefits from investments made to improve productivity and efficiency as evidenced by lower SG&A as a percentage of sales.

Results also reflect a significant product transition to new, higher-efficiency HVAC systems in response to regulatory requirements that took effect on January 1, 2023. The Company estimates that 60% of the HVAC equipment SKUs presently carried at its locations represent new products. Watsco’s teams executed on several fronts, including the conversion of inventory for 25+ brands of HVAC equipment across 630 locations in the U.S., implementation of pricing programs to sustain margin and competitiveness, coordination and execution of large-scale movement of products and logistics with OEM partners, development and delivery of contractor training and support and more.

Third Quarter Results

•	4% sales growth to a record $2.13 billion

•	3% increase in gross profit to a record $567 million (gross margin of 26.7%)

•	1% decrease in SG&A expenses (2% decrease on a same-store basis)

•	80 basis-point decline in SG&A as a percentage of sales

•	9% increase in operating income to a record $257 million (8% increase on a same-store basis)

•	50 basis-point increase in operating margin to a record 12.1%

•	8% increase in EPS to a record $4.35

Sales trends (excludes acquisitions)

•	6% growth in HVAC equipment (70% of sales)

•	3% decline in other HVAC products (26% of sales)

•	9% growth in commercial refrigeration products (4% of sales)

Albert Nahmad, Chairman and CEO commented: “We are pleased to deliver record results this quarter, a testimony to the strong execution by our leadership teams and associates. Watsco delivered record sales, profitability and operating margins, driven by improved operating efficiency. We see the potential for further productivity gains as the operational complexities of the past few years abate. Looking ahead, our confidence in our business remains strong, particularly given the proven strength of our entrepreneurial culture, substantial scale, technological advantage and financial resources. We are also pleased with the acquisition of Gateway Supply Company and we welcome their employees and customers to the Watsco family. We look forward to supporting them and their growth strategy.”

Nine-Month Results

•	Sales of $5.68 billion, flat to last year (1% decrease on a same-store basis)

•	Gross profit of $1.58 billion versus $1.60 billion last year (gross margin of 27.8% compared to 28.0% in 2022)

•	SG&A expenses of $911 million compared to $920 million in 2022 (declined 2% on a same-store basis)

•	SG&A as a percentage of sales declined 20 basis-points to 16.0%

•	Operating income of $687 million versus $694 million last year (operating margin of 12.1%)

•	EPS of $11.60 compared to $11.86 last year

Sales trends (excludes acquisitions)

•	Flat sales for HVAC equipment (69% of sales)

•	4% decline in other HVAC products (27% of sales)

•	7% growth in commercial refrigeration products (4% of sales)

Gateway Supply Acquisition

Watsco expanded its network with the recent acquisition of Gateway Supply Company, a plumbing and HVAC distribution company. Gateway was founded in 1964 and has annual sales of approximately $180 million, serving approximately 4,000 customers from 15 locations throughout South Carolina and one location in Charlotte, North Carolina. Consistent with Watsco’s culture, Gateway continues to be led by its existing management team. Watsco has acquired 68 businesses since 1989 and remains active in pursuing additional opportunities to invest in what remains a fragmented $50+ billion North American HVAC/R distribution industry.

Industry Catalysts

The Company believes that various industry catalysts will positively influence the replacement of residential and commercial HVAC systems in the years ahead. Watsco’s scale, entrepreneurial culture, OEM relationships, leading technologies and financial strength are considered as important competitive advantages to optimize the opportunities provided by these catalysts.

Regulatory Changes. To address and stem the impacts of climate change, the Federal government and various states have enacted laws and regulations to incentivize the replacement of aging HVAC systems in favor of more energy-efficient and environmentally friendly systems. New efficiency standards became effective January 1, 2023 that raised the minimum required efficiency for HVAC systems nationwide. In addition, new regulations are in effect that mandate a phase down of refrigerants currently used in older HVAC systems along with the introduction of new HVAC systems that contain more environmentally-friendly refrigerants. The sale of higher-efficiency systems and heat pumps is also expected to benefit over time from the passage of the Inflation Reduction Act of 2022, which provides tax credits and other incentives to replace and upgrade systems to specified levels of efficiency.

Electrification and Transition to Heat Pumps. Another important trend is the movement toward electrification of heating systems, utilizing heat pumps in lieu of gas furnaces and other forms of fossil-fuel heating. The operating characteristics of heat pumps have improved such that they are now effective substitutes for the millions of fossil fuel-burning heating systems used throughout North America, particularly in Northern climates. Sales of heat pumps have outpaced the overall growth rates for conventional fossil-fuel heating systems (primarily gas furnaces). On an annualized basis, Watsco sold approximately 740,000 heat pump units across 25+ different brands.

Growth of Ductless HVAC Systems. The growing acceptance of ductless, high-efficiency HVAC products by both contractors and end-market users benefits Watsco, as we are among the leading distributors of ductless HVAC products used in both residential and commercial applications in North America. Watsco’s sales of ductless HVAC systems grew 15% during the nine-month period ended September 30, 2023.

Culture of Innovation

Watsco has developed the industry’s most robust, user-friendly and customer-focused technology platforms, which have transformed the way contractor-customers interact with the Company and, increasingly, the way contractors engage with consumers and businesses. Recent trends show that the community of active technology users grow sales at faster rates than non-user customers and we experience approximately 47% less attrition. The Company believes that future results can benefit from continued adoption through higher share of wallet, new customer acquisition, reduced attrition and lower costs to serve.

Customer-related technology updates include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database contains more than 1.5 million SKUs digitally accessible to more than 350,000 contractors and technicians annually.

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HVAC Pro+ Mobile Apps provide customers with real-time access to critical information to enhance speed and productivity. Features include real-time technical support, product details, inventory availability, warranty look-up and processing, certified system matchups, e-commerce and more. The authenticated user community (users linked to an e-commerce account over the 12-month period ended September 30, 2023) grew 19% to approximately 54,000 users compared to the same period a year ago.

•

E-commerce sales were approximately 33% of total sales for the 12-month period ended September 30, 2023 and grew 15% during the third quarter. Active e-commerce users continued to grow faster than overall growth rates.

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OnCallAir®, Watsco’s digital sales platform, and CreditForComfort®, its companion consumer financing platform, increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® now approximates $1.2 billion. During the nine-months of 2023, OnCallAir® presented quotes to approximately 220,000 households, a 20% increase over 2022, and generated $958 million GMV, a 31% increase over the same period last year.

To complement its leading customer-facing technology platforms, Watsco has also invested in state-of-the-art business improvement tools and technologies aimed at driving higher productivity, operational efficiencies and enhanced profitability.

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Pricing optimization software has been deployed to provide field leaders with more analytics and insights on the more than 200,000 SKUs stocked and sold in its locations, leveraging the Company’s rich data streams, with the goal to modernize and streamline historical processes.

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Proprietary warehouse management and order fulfillment technology is now present at substantially all legacy locations, enabling faster and more reliable customer service and streamlining the traditional fulfillment of orders.

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Demand planning and inventory optimization tools have been enhanced and, over the long-term, are expected to yield incremental benefits for inventory turns and working capital reduction as supply chains normalize.

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Incremental investments in logistics and operations are expected to facilitate more efficient receiving and movement of product from over 1,300 suppliers to more than 120,000 customers across 630 U.S. locations.

A.J. Nahmad, Watsco’s President, added: “Our broad array of technology investments continues to transform nearly every aspect of our business. Our suite of contractor-based platforms has helped Watsco build market share, accelerate new customer acquisition and drive margin expansion. We are also excited about the business-process related investments we have made to drive more productivity across the organization. We think in terms of decades, and we remain committed to investing more over time as we believe these technologies provide a distinct, long-term competitive advantage.”

Financial Strength, Cash Flow and Liquidity

Watsco’s long-term objective is to maintain a strong balance sheet to enable network expansion, investments in more products and brands and to acquire companies in its marketplace. Since the beginning of 2021, Watsco’s investment in working capital increased by $846 million, or 85%, to $1.8 billion. The Company has also invested $220 million in capital to fund acquisitions. Inclusive of these investments, Watsco’s financial position remains strong with the ability to invest in most any size opportunity. At September 30, 2023, the Company had $175 million in cash, $106 million in borrowings and $2.7 billion of shareholders’ equity. From January 1, 2021 to September 30, 2023, Watsco’s annual dividend increased from $7.10 to $9.80 per share. Future dividend increases are considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Third Quarter Earnings Conference Call Information

Date and time: October 19, 2023 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 350,000 contractors and technicians visit or call one of its 691 locations each year to get information, obtain technical support and buy products.

Our business is focused on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in May 2022 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as its business plays an important role in the drive to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing existing systems at higher efficiency levels is one of the most meaningful steps homeowners can take to reduce electricity consumption and carbon footprint over time.

Based on estimates validated by independent sources, Watsco averted an estimated 18.3 million metric tons of CO2e emissions from January 1, 2020 to September 30, 2023 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 4.1 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$2,126,845	$2,035,796	$5,680,570	$5,693,121
Cost of sales	1,559,900	1,484,948	4,102,846	4,096,382

Gross profit	566,945	550,848	1,577,724	1,596,739
Gross profit margin	26.7%	27.1%	27.8%	28.0%

SG&A expenses	319,834	321,522	911,046	919,629

Other income	9,506	6,927	20,384	17,289
Operating income	256,617	236,253	687,062	694,399
Operating margin	12.1%	11.6%	12.1%	12.2%

Interest expense, net	1,890	483	5,920	2,151

Income before income taxes	254,727	235,770	681,142	692,248
Income taxes	54,103	49,600	144,744	145,682

Net income	200,624	186,170	536,398	546,566
Less: net income attributable to non-controlling interest	29,671	28,529	82,608	83,070

Net income attributable to Watsco	$170,953	$157,641	$453,790	$463,496

Diluted earnings per share:
Net income attributable to Watsco shareholders	$170,953	$157,641	$453,790	$463,496
Less: distributed and undistributed earnings allocated to restricted common stock	11,903	14,368	31,211	42,228

Earnings allocated to Watsco shareholders	$159,050	$143,273	$422,579	$421,268

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,579,408	35,562,285	36,438,075	35,529,488

Diluted earnings per share for Common and Class B common stock	$4.35	$4.03	$11.60	$11.86

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2023	2022
Cash and cash equivalents	$175,022	$147,505
Accounts receivable, net	949,317	747,110
Inventories, net	1,549,740	1,370,173
Other	56,493	33,951

Total current assets	2,730,572	2,298,739

Property and equipment, net	134,076	125,424
Operating lease right-of-use assets	362,901	317,314
Goodwill, intangibles, net and other	811,518	746,737

Total assets	$4,039,067	$3,488,214

Accounts payable and accrued expenses	$789,121	$759,525
Current portion of lease liabilities	98,507	90,597
Borrowings under revolving credit agreement	—	56,400

Total current liabilities	887,628	906,522

Borrowings under revolving credit agreement	105,600	—
Operating lease liabilities, net of current portion	272,154	232,144
Deferred income taxes and other liabilities	107,923	101,270

Total liabilities	1,373,305	1,239,936

Watsco’s shareholders’ equity	2,224,009	1,889,237
Non-controlling interest	441,753	359,041

Shareholders’ equity	2,665,762	2,248,278

Total liabilities and shareholders’ equity	$4,039,067	$3,488,214

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$536,398	$546,566
Non-cash items	43,408	46,897
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(184,106)	(170,746)
Inventories, net	(143,746)	(276,653)
Accounts payable and other liabilities	17,608	212,829
Other, net	(6,222)	(13)

Net cash provided by operating activities	263,340	358,880

Cash flows from investing activities:
Capital expenditures, net	(24,223)	(26,359)
Business acquisitions, net of cash acquired	(3,827)	(47)

Net cash used in investing activities	(28,050)	(26,406)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(286,122)	(247,242)
Net proceeds under revolving credit agreement	49,200	(80,200)
Net proceeds from the sale of common stock	15,179	—
Other	14,103	11,958

Net cash used in financing activities	(207,640)	(315,484)

Effect of foreign exchange rate changes on cash and cash equivalents	(133)	(5,030)

Net increase in cash and cash equivalents	27,517	11,960
Cash and cash equivalents at beginning of period	147,505	118,268

Cash and cash equivalents at end of period	$175,022	$130,228